                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential,  for  Use  of the  Commission  Only  (as  permitted  by  Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement
[ ] Definitive  Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                         GLOBAL MED TECHNOLOGIES, INC.
.................................................................................
                (Name of Registrant as Specified in its Charter)

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[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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         3) Per unit price  or other  underlying  value of transaction  computed pursuant to  Exchange  Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         .......................................................................
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         .......................................................................
         5) Total fee paid:
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[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange  Act Rule
    0-11(a)(2) and identify the filing  for  which the  offsetting  fee was paid
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         1) Amount Previously Paid:
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         4) Date Filed: ........................................................

GLOBAL MED TECHNOLOGIES, INC.

September 11, 2002

Dear Shareholder:

        You are cordially invited to attend the Annual Meeting of Shareholders of Global Med Technologies, Inc. (the “Company”) on Thursday, October 24, 2002, at 8:30 a.m., Mountain Time. The Annual Meeting will be held at the law office of Gorsuch Kirgis LLP, Tower I, Suite 1000, 1515 Arapahoe Street, Denver, Colorado 80202.

        The accompanying Notice of Annual Meeting and Proxy Statement describe the matters to be considered and voted upon at the Meeting. In addition to consideration of these matters, there will be a report to the shareholders on the affairs of the Company, and shareholders will have an opportunity to discuss matters of interest regarding the Company.

        It is important that your shares be represented, whether or not you plan to attend the Meeting personally. To ensure that your vote will be received and counted, please promptly complete, date and return your Proxy in the enclosed return envelope, whether or not you plan to attend the Meeting in person.

        We look forward to seeing you at the Annual Meeting.

Sincerely, Michael I. Ruxin, M.D. Chairman of the Board and Chief Executive Officer

Global Med Technologies,(TM)Inc. 12600 West Colfax, Suite C-420 Lakewood, Colorado 80215
Phone: (303) 238-2000 Fax: (303) 238-3368 email: mail@wyndgate.com

GLOBAL MED TECHNOLOGIES, INC.
12600 West Colfax, Suite C-420
Lakewood, Colorado 80215

_______________________________________________________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, OCTOBER 24, 2002
_______________________________________________________________________________

September 11, 2002

TO THE SHAREHOLDERS OF GLOBAL MED TECHNOLOGIES, INC.:

        NOTICE is hereby given that the Annual Meeting of Shareholders of Global Med Technologies, Inc., a Colorado corporation (the “Company”), will be held at the law firm of Gorsuch Kirgis LLP, Tower I, Suite 1000, 1515 Arapahoe Street, Denver, Colorado 80202, on Thursday, October 24, 2002, at 8:30 a.m., Mountain Time, to consider and take action on the following matters:

1.	To elect eleven (11) directors to such terms as are required by the Company's Amended and Restated Articles of Incorporation;

2.	To ratify the selection of Ehrhardt, Keefe, Steiner & Hottman, PC as independent auditors of the Company for the fiscal year ending December 31, 2002; and

3.	To transact such other business as may properly come before the Meeting or any continuation, postponement or adjournment thereof.

        The statement of the proposals of the Board of Directors set forth above is intended only as a summary, and is qualified in its entirety by the information relating to the proposals set forth in the accompanying Proxy Statement.

        The Board of Directors has fixed the close of business on September 6, 2002 as the record date (the “Record Date”) for the determination of shareholders entitled to notice of the Annual Meeting of Shareholders and entitled to vote at this Annual Meeting and at any continuation, postponement or adjournment thereof.

        Date: September 11, 2002 (“Notice Date”)

By Order of the Board of Directors Michael I. Ruxin, M.D. Chairman of the Board and Chief Executive Officer

GLOBAL MED TECHNOLOGIES, INC.
12600 West Colfax, Suite C-420
Lakewood, Colorado 80215

_______________________________________________________________________________

PROXY STATEMENT
_______________________________________________________________________________

GENERAL

        The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Global Med Technologies, Inc., a Colorado corporation (the “Company” or “Global Med”), for use at the Annual Meeting of Shareholders to be held on Thursday, October 24, 2002, at 8:30 a.m., Mountain Time (the “Annual Meeting”), or at any continuation, postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the law office of Gorsuch Kirgis LLP, Tower I, Suite 1000, 1515 Arapahoe Street, Denver, Colorado 80202. The Proxy and Proxy Statement will be mailed to shareholders on or about September 11, 2002.

REVOCABILITY OF PROXY

        If the enclosed Proxy is executed and returned, it will be voted on the proposals as indicated by the shareholder. The Proxy may be revoked by the shareholder at any time prior to its use by notice in writing to Kim Geist, Secretary of the Company, by executing a later dated Proxy and delivering it to the Company prior to the Meeting or by voting in person at the Meeting.

SOLICITATION

        The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy (the “Proxy Materials”), miscellaneous costs with respect to the Proxy Materials and solicitation of the Proxies will be paid by the Company. The Company also may use the services of its directors, officers and employees to solicit Proxies, personally or by telephone, telegraph, or other reasonable means, but at no additional salary or compensation. The Company intends to request banks, brokerage houses and other custodians, nominees and fiduciaries to forward copies of the Proxy Materials to those persons for whom they hold such shares and request authority for the execution of the Proxies. The Company will reimburse them for the reasonable out-of-pocket expenses incurred by them in so doing.

VOTING SECURITIES

        Shareholders of record at the close of business on September 6, 2002 (the “Record Date”) will be entitled to vote on all matters considered at the Meeting. On the Record Date, the Company had approximately 24,538,296 shares of common stock, $.01 par value issued and outstanding. The holders of the common stock are entitled to one vote per share. The Company has no classes of voting securities outstanding other than its common stock. One-third of the issued and outstanding shares of all classes of voting securities entitled to vote, represented in person or by proxy, constitutes a quorum at any shareholders meeting. Broker non-votes and abstentions will be counted for purposes of determining a quorum; however, they will not be counted as votes cast. Therefore, such votes will not have the effect of a negative vote or a vote against any proposal.

PRINCIPAL SHAREHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

        The Company is currently controlled by Heng Fung Holdings Limited, formerly known as Online Credit International Limited (“Heng Fung”), its principals, Fai H. Chan, Kwok Jen Fong and Tony T. W. Chan, and its subsidiary, Online Credit Limited (“Online Credit”), which have appointed six of the eleven members of the Board of Directors of the Company. These directors are Fai H. Chan, Kwok Jen Fong, Robert H. Trapp, Tony T. W. Chan, Gary L. Cook and Jeffrey M. Busch. In addition, Heng Fung and its subsidiaries currently own 14.260 million shares of the Company’'s common stock and warrants which may be exercised and/or converted into 12.325 million shares of the Company's common stock.

        The following table sets forth, as of August 16, 2002, the ownership of the Company’s common stock, based upon 24,538,296 million shares of common stock outstanding, by (i) each director and executive officer of the Company, (ii) all directors and executive officers of the Company as a group, and (iii) all persons known by the Company to beneficially own more than 5% of the Company’s common stock.

        The following table sets forth, as of August 16, 2002, the ownership of the Company’s common stock, based upon 24,538,296 million shares of common stock outstanding, by (i) each director and executive officer of the Company, (ii) all directors and executive officers of the Company as a group, and (iii) all persons known by the Company to beneficially own more than 5% of the Company’s common stock.

                                                           Amount and Nature of Beneficial Ownership(1)
                                                           -------------------------------------------
                                                                                       Combined
                                                                                       Shares of
                                                                                        Common
                                                                                       Stock and
                                                          Percent of       Shares       Shares     Combined
                             Position         Shares of     Common       Underlying   Underlying  Percent of
                               With            Common       Stock        Derivative   Derivative    Common
      Name and Address        Company           Stock      tstanding     Securities   Securities     Stock
      ----------------       --------         ---------   -----------    ----------   ----------   ---------

Michael I. Ruxin, M.D.    Chairman of          400,000       1.6%        256,250(2)       656,250   2.6%
12600 W. Colfax           the Board and
Suite C-420               Chief
Lakewood, CO 80215        Executive
                          Officer

Fai H. Chan (3)           Director          14,260,195(4)   58.1%     12,574,730(5)    26,834,925  72.3%
2601, Island Place Tower
510 King's Road
North Point, Hong Kong

Jeffrey M. Busch          Director             456,000       1.9%      1,000,000(6)     1,456,000   5.7%
3828 Kennett Pike
Suite 206
Greenville, DE  19807

Gerald F. Willman, Jr.    Director and         882,514(7)    3.6%        154,000(8)     1,036,514   4.2%
4925 Robert J. Mathews    Vice
Parkway, Suite 100        President-International
El Dorado Hills, CA 95762 Business
                          Development
                          (Wyndgate
                          Technologies)

Gordon E. Segal, M.D.     Director             561,111       2.3%        112,900(9)       674,011   2.7%
340 W. 57th, Apt. 95
New York, NY 10019

Thomas F. Marcinek        President and         20,500       0.1%        500,000(10)      520,500   2.1%
4925 Robert J. Mathews    Chief
Parkway, Suite 100        Operating
El Dorado Hills, CA 95762 Officer

Kwok Jen Fong             Director               -0-         0.0%        150,000(11)      150,000   0.6%
7 Tamasek Blvd.
#43-03 Suntec
Tower One
Singapore 038987

Gary L. Cook              Director,             14,000       0.1%         50,000(12)       64,000   0.3%
1888 Sherman Street       Acting
Suite 500                 Principal
Denver, CO 80203          Financial and
                          Accounting
                          Officer and
                          Treasurer

Robert H. Trapp           Director               -0-         0.0%         50,000(13)       50,000   0.2%
Suite 500
1888 Sherman Street
Denver, CO 80203

Kim Geist                 Secretary              -0-         0.0%         19,000(14)       19,000   0.1%
12600 W. Colfax
Suite C-420
Lakewood, CO 80215

Tony T.W. Chan            Director               -0-         0.0%         20,000(15)       20,000   0.1%
1888 Sherman Street
Suite 500
Denver, CO 80203

Soo Theng Lua             Director               -0-         0.0%            -0-          -0-       0.0%
6 Everton Park # 01-18
Singapore, 080006

David T. Chen             Director               -0-         0.0%            -0-          -0-       0.0%
315 SW 5th Avenue,
Suite 201
Portland, OR 97204

All Directors                               16,594,320      67.6%     14,886,880     31,481,200    79.8%
and Executive Officers
as a group (13 persons)

Heng Fung Holdings        None              14,260,195(16)  58.1%     12,324,730(17) 26,584,925    72.1%
Limited
2601, Island Place Tower
510 King's Road
North Point, Hong Kong
(1)	Calculated pursuant to Rule 13d-3(d) of the Securities and Exchange Act of 1934, as amended (the “1934 Act”). Unless otherwise stated below, each such person has sole voting and investment power with respect to all such shares and, under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.
(2)	Includes 6,250 shares underlying warrants issued in connection with the purchase of 10% Notes and 250,000 shares underlying options. Does not include 2,000,000 shares underlying options, which are not exercisable within 60 days of the date hereof.

(3)	Fai H. Chan is an officer, director and greater than 10% shareholder of Heng Fung and, therefore, is a beneficial owner of the shares beneficially owned by Heng Fung and its subsidiaries. Messrs. Kwok Jen Fong, Robert H. Trapp and Tony T. W. Chan are also officers, directors and/or shareholders of Heng Fung and/or certain of its subsidiaries; however, they disclaim beneficial ownership of the shares beneficially owned by Heng Fung and its subsidiaries. Heng Fung owns 98.6% of the outstanding common stock of eCredit Singapore (Pte) Ltd. (“eCredit”). Heng Fung Capital owns 100% of the outstanding common stock of Online Credit and approximately 31% (beneficially approximately 76%) of the outstanding common stock of eVision International, Inc. (“eVision”). Online Credit owns 3,050,000 shares of the Company’s common stock. eVision owns: warrants to purchase 1,000,000 shares of the Company’s common stock, exercisable at $0.25 per share until April 14, 2008. Online Credit owns a majority of the outstanding common stock of eBanker USA.com, Inc. (“eBanker”). eBanker owns 100% of Global Med International Holdings Limited, a British Virgin Isles corporation (“GMIHL”), and GMIHL owns 100% of Global Med International Limited, also a British Virgin Isles corporation (“GMIL”). Effective July 4, 2002, eBanker transferred all of its interests in the Company to GMIHL, and GMIHL transferred such interests to GMIL. As a result, effective July 4, 2002, GMIL owns: (i) 11,210,195 shares of the Company’s common stock; (ii) warrants to purchase 1,000,000 shares of the Company’s Common Stock, exercisable at $0.25 per share until April 14, 2008; and (iii) warrants to purchase 10,186,430 shares of the Company’s common stock through July 1, 2011. eVision owns 100% of the outstanding common stock of American Fronteer Financial Corporation (“AFFC”), the underwriter of the Company’s initial public offering. AFFC owns warrants to purchase 46,100 units at $11.55 per unit, exercisable until February 11, 2003, each unit consisting of two shares of the Company’s common stock and a warrant to purchase one share of the Company’s common stock at $7.51 per share, exercisable until February 11, 2003.
(4)	Includes the following shares owned by subsidiaries of Heng Fung, of which Fai H. Chan is an officer, director and greater than 10% shareholder: (i) 3,050,000 shares owned by Online Credit; and (ii) 11,210,195 shares owned by GMIL.
(5)	Includes the following shares underlying derivative securities owned by subsidiaries of Heng Fung, of which Fai H. Chan is an officer, director and greater than 10% shareholder: (i) 11,186,430 shares underlying warrants owned by GMIL; (ii) 1,000,000 shares underlying warrants owned by eVision; (iii) 138,300 shares underlying warrants to purchase 46,100 units, each unit consisting of 2 shares of common stock and one warrant, owned by AFFC. Also includes 250,000 shares underlying options issued to Fai H. Chan for services as a director of the Company.
(6)	Includes 400,000 shares underlying options and 600,000 shares underlying warrants.
(7)	Includes 346,481 shares owned by Lori J. Willman, the spouse of Mr. Willman.
(8)	Includes 150,000 shares underlying options owned by Mr. Willman and 4,000 shares underlying options owned by Lori J. Willman, the spouse of Mr. Willman. Does not include 6,000 shares underlying options owned by Mrs. Willman which are not exercisable within 60 days of the date hereof. Mr. Willman has granted individual options to certain employees of Wyndgate Technologies to purchase all or any part of 109,434 of his shares of the Company, exercisable until September 21, 2005.
(9)	Includes 32,900 shares underlying warrants and 80,000 shares underlying options. Does not include 6,000 shares underlying options, which are not exercisable within 60 days of the date hereof.
(10)	Includes 500,000 shares underlying options. Does not include 500,000 shares underlying options, which are not exercisable within 60 days of the date hereof.
(11)	Includes 150,000 shares underlying options.
(12)	Includes 50,000 shares underlying options. Does not include 21,000 shares, which do not vest within 60 days of the date hereof.
(13)	Includes 50,000 shares underlying options.
(14)	Includes 19,000 shares underlying options. Does not include 1,000 shares underlying options, which are not exercisable within 60 days of the date hereof.
(15)	Includes 20,000 shares underlying options. Does not include 30,000 shares underlying options, which are not exercisable within 60 days of the date hereof.
(16)	Includes the following shares owned by subsidiaries of Heng Fung: (i) 3,050,000 shares owned by Online Credit; and (ii) 11,210,195 shares owned by GMIL.
(17)	Includes the following shares underlying derivative securities owned by subsidiaries of Heng Fung: (i)11,186,430 shares underlying warrants owned by GMIL; (ii) 1,000,000 shares underlying warrants owned by eVision; and (iii) 138,300 shares underlying warrants to purchase 46,100 units, each unit consisting of two shares of common stock and one warrant, owned by AFFC.

FINANCING AGREEMENTS WITH RELATED PARTIES

Summary of Financing Agreements.

        At December 31, 2001 and 2000, the Company had $3.829 million outstanding under a financing agreement with eBanker.

        At December 31, 2001 and 2000, the accrued interest balances on the loans from eBanker were $0 and $54 thousand, respectively. The accrued interest balance is included in accrued expenses in the balance sheet.

        Effective July 4, 2002, eBanker transferred all of its interests in the Company to GMIHL, a wholly-owned subsidiary of eBanker, and GMIHL transferred such interests to GMIL, a wholly-owned subsidiary of GMIHL.

1998 Financing Agreements.

        In April 1998, Global Med entered into financing agreements with Online Credit and Fronteer Capital, a subsidiary of eVision. Online Credit committed to extend a line of credit in the amount of $1.5 million and Fronteer Capital committed to extend $1.65 million under separate agreements. The interest rate under both agreements was 12% per annum. In consideration for the commitments, Global Med issued Online Credit and Fronteer Capital warrants to purchase 6 million and 1 million shares, respectively, of Global Med common stock exercisable at $0.25 per share. Fronteer Capital would be granted an additional warrant to acquire 5 million shares of Global Med common stock at $0.25 per share upon the initial borrowing under the financing agreement. Additionally, Online Credit was granted the right to appoint five members to the board of directors of Global Med so long as there are any amounts outstanding under its original agreement. Online Credit has appointed such members to the Board of Directors of Global Med. In the event of default, amounts due under these commitments were convertible into common shares of Global Med at $0.05 per share.

        In October 1998, eBanker and Global Med agreed to an assignment of the loan commitment from Fronteer Capital, excluding the warrant to purchase 1 million shares of common stock issued in connection with the commitment. Global Med issued eBanker a warrant to purchase 5 million shares of Global Med common stock at $0.25 per share upon initial borrowing under the financing agreement in October 1998. Additionally, in October 1998, eBanker purchased from Online Credit $1 million of its $1.5 million total notes receivable from Global Med and a warrant to purchase 4 million shares of common stock of Global Med at $0.25 per share for a total purchase price of $1.1 million.

        As of December 31, 1998, Global Med owed eBanker the $1.65 million under Fronteer Capital’s original financing agreement plus the $1 million under Online Credit’s original financing agreement for a total of $2.65 million. Additionally, at December 31, 1998 Global Med owed Online Credit $500 thousand under its financing agreement. Amounts borrowed under these agreements were initially due in April 1999.

1999 Financing Agreements.

        In March 1999, Online Credit exercised its remaining 2 million warrants in cancellation of the remaining $500 thousand it had extended to Global Med. Additionally, eBanker extended the due date for the $2.65 million outstanding under its financing agreements with Global Med until April 15, 2000. In consideration for the extension, Global Med paid eBanker a 2% fee in the form of 42.4 thousand shares of Global Med common stock and the default conversion feature of the loans was increased from $0.05 per share to $0.25 per share.

        In March 1999, eBanker extended a $750 thousand bridge loan to Global Med due in December 1999. The outstanding bridge loan balance was convertible into common shares of Global Med at the rate of $1.13 per share. The bridge loan bears interest at 12% and eBanker was paid a 2% commitment fee in the form of approximately 13 thousand shares of Global Med’s common stock.

        In April 1999, Online Credit entered into a bridge loan commitment with Global Med for $2 million due in April 2000. The outstanding bridge loan balance was convertible into shares of Global Med at the rate of $1.15 per share. The bridge loan bears interest at 12% and Online Credit was paid a 5% commitment fee in the form of approximately 87 thousand shares of Global Med’s common stock.

        In October 1999, Online Credit, as agreed to by Global Med, assigned to eBanker its $2 million bridge loan commitment to Global Med and transferred to eBanker approximately 87 thousand shares of Global Med common stock issued in consideration for the loan commitment to eBanker. Also in October 1999, eVision and eBanker entered into a lock up agreement whereby Global Med issued 50 thousand and 450 thousand shares of its common stock to eVision and eBanker, respectively, in consideration for eVision and eBanker agreeing to restrict sales of their holdings of Global Med common stock and warrants for a period of one year.

        In December 1999, the $750 thousand bridge loan was extended to September 2000. In consideration for the extension, eBanker received a 2% fee in the form of approximately 13 thousand shares of Global Med common stock and the conversion rate was reduced from $1.15 per share to $0.50 per share.

        At December 31, 1999, $4.4 million was outstanding under eBanker’s financing agreements with Global Med and $1 million remained available under the bridge loan commitment of eBanker.

2000 Financing Agreements.

        In April 2000, the $2.65 million loans and the $2 million bridge loan were extended to January 2001. Under the terms of the extension, if the loans were not repaid by January 2001, they would automatically extend to April 2001, the conversion features would be eliminated and eBanker would be granted warrants to acquire Global Med common stock at $0.50 per share. The number of warrants to be issued would be based on the total principal and interest outstanding divided by the exercise price of $0.50 per share. A conversion feature was added to the $2.65 million loan that entitled eBanker to convert the loan into shares of Global Med common stock at a rate of $1.68 per share. Additionally, the $750 thousand bridge loan was extended to January 2001. In consideration for these extensions, eBanker was paid a 2% fee in the form of 160 thousand shares of Global Med common stock.

        In November 2000, eBanker agreed to exercise warrants to purchase 8 million shares of common stock of Global Med at $0.25 per share in exchange for canceling $2 million of its notes receivable from Global Med. The remaining $3.4 million outstanding under the various financing agreements and accrued interest of $428.7 thousand were combined into one agreement and the due date was extended to July 1, 2001. Global Med agreed to pay interest of 12% per annum on a semi-annual basis, with the first interest payment due May 19, 2001. The 8 million shares of common stock were issued on February 28, 2001 and are considered outstanding as of November 19, 2000. In consideration for the extension of the remaining principal and interest, eBanker received a fee of 5% payable in 197.6 thousand shares of common stock of Global Med. Additionally, upon the occurrence of certain events related to a certain contract Global Med is negotiating, Global Med will have the right, in its discretion, to put its shares of common stock worth up to $1.5 million to eBanker at $0.50 per share in the form of exchanging debt for common stock. The outstanding loan balance is convertible into the common stock of Global Med at eBanker’s option at a rate of $1.00 per share. The default conversion rate under this extension was increased to $1.00 per share. As consideration for this provision, eBanker was issued 500 thousand restricted shares of Global Med common stock. As a result of these transactions, eBanker obtained control of Global Med and Global Med was reflected in eBanker’s consolidated financial statements as a consolidated subsidiary effective November 19, 2000.

        The loan with eBanker is secured by all of Global Med’s assets including its shares in PeopleMed and the assets of PeopleMed and Global Med, including intellectual property. As part of the November 19, 2000 Loan Agreement, the Personal Guarantee of Dr. Michael I. Ruxin, as dated August 12, 1998, and assigned to eBanker, was reduced from $1.5 million to $650 thousand plus pro rata accrued interest. The personal guarantee is limited to certain of Dr. Ruxin’s assets. As part of the November 19, 2000 Financing Agreement, Global Med agreed to register and maintain registration for all present and future shares including underlying warrants, belonging to eBanker.

        If Global Med defaults on the repayment of any amount borrowed under the combined note issued to eBanker, all existing members of the board of directors of Global Med will be required to resign and eBanker will have the right to appoint all new members.

        At December 31, 2000, principal of $3.829 million and accrued interest of $54 thousand were outstanding under the financing agreements between eBanker and Global Med and there were no remaining amounts available under the commitment agreement.

2001 Financing Agreements.

        On March 22, 2001, Global Med and eBanker entered into an interest payment option agreement that provides that Global Med may have the option, with five days prior written notice, to elect and pay to eBanker, before July 1, 2001, Global Med’s entire interest payment calculated for the life of loan agreement dated November 19, 2000, in the form of 1.747 million shares of Global Med common stock (calculated at $0.6875 per share, which was the prevailing market price on March 22, 2001). In the event that Global Med pays down any principal on the loan prior to July 1, 2003, eBanker will return a number of shares determined by calculating the pro-rata interest avoided due to early repayment of principal divided by $0.6875 per share. eBanker will make this calculation on July 1, 2001, July 1, 2002 and July 1, 2003.

        On June 20, 2001, the Company elected to exercise the interest payment option. As a result, eBanker was issued 1.747 million shares of the Company’s common stock in May of 2002 as payment for the interest expense on the Company’s outstanding loan balance with eBanker of $3.829 million through the loan’s maturity date of July 1, 2003. The 1.747 million shares are considered outstanding as of June 20, 2001, the date the interest option was exercised. These shares were valued at $1.188 million based on the market value of the stock on June 20, 2001. The Company recorded $681 thousand in a contra-equity account associated with the issuance of these shares as of December 31, 2001. In addition, $277 thousand in accrued interest related to the eBanker loan was reclassified from the Company’s accrued expenses balance to equity as of June 30, 2001, as a result of this transaction. After this transaction, the effective interest rate on the loan remained at 12% per annum.

        On July 1, 2001, in accordance with the terms of the existing financing agreement, eBanker received the right to receive warrants to acquire up to 10.186 million shares of Global Med common stock with an exercise price of $0.50 per share. These warrants were valued at $510 thousand. On July 1, 2001 the maturity date of the note payable was automatically extended to July 1, 2003; and as of that date, the outstanding debt is no longer convertible into the common stock of the Company at $1.00 per share. If Global Med defaults on repayment of any amount borrowed under the existing financing agreement, all existing members of the Board of Directors of Global Med will be required to resign and eBanker will have the right to appoint all new members. The warrants expire on July 1, 2011. Under the November 19, 2000 financing agreement between the Company and eBanker, the Company is obligated to register and maintain registration on the shares, underlying the warrants, for resale under the Securities Act of 1933, as amended (“1933 Act”). The Company used independent, third party consultants for estimating the fair value of the warrants to purchase 10.186 million shares of the Company’s common stock. The warrants were valued at $510 thousand. The Company recorded $510 thousand in deferred financing costs associated with the issuance of these warrants as of July 1, 2001. The Company is ratably amortizing the costs associated with these warrants over 24 months, the remaining life of the note payable as of July 1, 2001. The Company recognized approximately $128 thousand in financing costs related to the issuance of these warrants through December 31, 2001.

        At December 31, 2001, principal of $3.829 million and $0 accrued interest were outstanding under the financing agreements between eBanker and Global Med.

2002 Financing Agreements

        In June, 2002, the Company entered into a agreement whereby GMIHL, a wholly-owned subsidiary of eBanker, advanced $200 thousand to the Company in the form of a note payable (the “Note”). The Note is due on July 1, 2003 and bears no interest. In lieu of interest, the Note holder will receive the following consideration:

°	The Company commits to obtain GMIHL written approval before committing to issue the Company common shares either directly, or through derivative instrument, in transaction pursuant to which the Company will receive net proceeds per share of less than $1 after expenses fees and expenditures commitments (except pursuant to employee and consulting options, warrants and/or stock bonuses approved by the Company’s Board of Directors and/or pursuant to any existing contractual commitment, including, but not limited to any currently outstanding stock options and warrants). GMIHL will have full authority in providing or withholding this approval.

°	GMIHL will receive exclusive marketing rights for a period of 36 months to certain Asian Countries. These rights will survive the repayment of the Note. These rights will continue for an additional 36 months if certain revenue commitments are received during the initial 36- month period. For each 36-month period thereafter, these commitments will be extended for an additional 36 months if certain additional commitments are received.

        In the absence of a stated interest rate on this note, an interest rate of 12% has been imputed to this Note. In addition, the value of the exclusivity agreement is deemed to be $24 thousand, the same amount of the imputed interest over the life of the loan. The value of the exclusivity agreement is being amortized ratably over the 36-month exclusivity period.

        Effective July 4, 2002, eBanker transferred all of its interests in the Company to GMIHL, and GMIHL transferred such interests to GMIL, a wholly-owned subsidiary of GMIHL.

PROPOSAL 1

ELECTION OF DIRECTORS

        Eleven (11) directors will be elected at the Annual Meeting. Directors are divided into three classes with staggered terms of office: Class I directors shall serve a term of three years and include Michael I. Ruxin, M.D., Mr. Jeffrey M. Busch, Mr. Fai H. Chan, and Mr. Tony T.W. Chan; Class II directors shall serve a term of two years and include Mr. Gordon E. Segal, Mr. Kwok Jen Fong, and Mr. David Chen; and Class III directors shall serve a term of one year and include Mr. Robert H. Trapp, Mr. Gary L. Cook, Mr. Gerald F. Willman, Jr., and Lua Soo Theng. The terms of all classes of directors have expired since the last annual or special meeting of shareholders and therefore it is necessary to elect directors for all three classes at the Annual Meeting. At each annual meeting after 2002, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a three-year term.

        Directors are elected by a majority of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Shareholders do not have the right to cumulate their votes in the election of directors. If, prior to the Annual Meeting, any nominee should become unavailable for election, an event which currently is not anticipated by the Board, the proxies will be voted for the election of such substitute nominee or nominees as the Board of Directors may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

        THE BOARD OF DIRECTORS BELIEVES THAT PROPOSAL I IS IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS AND RECOMMENDS A VOTE FOR MICHAEL I. RUXIN, M.D., JEFFREY M. BUSCH, FAI H. CHAN, AND TONY T.W. CHAN AS CLASS I DIRECTORS; GORDON E. SEGAL, KWOK JEN FONG, AND DAVID CHEN AS CLASS II DIRECTORS; AND ROBERT H. TRAPP, GARY L. COOK, GERALD F. WILLMAN, JR., AND LUA SOO THENG AS CLASS III DIRECTORS TO SERVE AS DIRECTORS UNTIL THEIR RESPECTIVE TERMS SHALL EXPIRE AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND SHALL HAVE BEEN QUALIFIED.

        It is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of such directors unless otherwise instructed in such Proxy.

DIRECTORS AND EXECUTIVE OFFICERS

        The following sets forth certain information with respect to the officers and directors of the Company.

                                                                      Officer or
Name                        Age      Position                        Director Since
----                        ---      --------                        --------------

Michael I. Ruxin, M.D.       56      Chairman of the Board and            1989
                                     Chief Executive Officer

Fai H. Chan                  57      Director                             1998

Robert H. Trapp              47      Director                             1998

Kwok Jen Fong                53      Director                             1998

Jeffrey M. Busch             44      Director                             1998

Gary L. Cook                 44      Director, Acting Principal           1998
                                     Financial and Accounting
                                     Officer and Treasurer

Gordon E. Segal, M.D.        50      Director                             1997

Gerald F. Willman, Jr.       45      Director and Wyndgate Vice           1995
                                     President International
                                     Business Development

Tony T.W. Chan               27      Director                             1999

Thomas F. Marcinek           48      President and Chief                  1998
                                     Operating Officer

Soo Theng Lua                54      Director                             2002

David T. Chen                66      Director                             2002

        The directors of the Company are elected to hold office until their respective terms expire and until their respective successors have been duly elected and qualified. Officers of the Company are elected by the Board of Directors and hold office until their successors are elected and qualified.

Biographical Information.

        The following sets forth biographical information concerning the Company’s directors and executive officers for at least the past five years. With the exception of Gary L. Cook, all of the following persons who are executive officers of the Company are full-time employees of the Company.

        Michael I. Ruxin, M.D., the founder of the Company, has been an officer and director of the Company since its incorporation in 1989 and is currently the Chairman of the Board and Chief Executive Officer of the Company. Dr. Ruxin received a B.A. degree from the University of Pittsburgh and a M.D. degree from the University of Southern California. Dr. Ruxin is a licensed physician in California and Colorado.

        Fai H. Chan, has been a Director of the Company since May 1998. From December 26, 1997 until August 1, 2002, he was a Director of eVision, and from February 1998 until August 1, 2002 he was eVision’s Chairman of the Board and President. Mr. Chan also has been a director of GMIHL and GMIL since May 2002. Mr. Chan is the Chairman and Managing Director of Heng Fung and has been a Director of Heng Fung since September 2, 1992. Mr. Chan was elected Managing Director of Heng Fung on May 1, 1995 and Chairman on June 3, 1995. Heng Fung’s primary business activities include real estate investment and development, merchant banking, the manufacturing of building material machinery, pharmaceutical products and retail fashion. Mr. Chan was the President and a Director of Asia SuperNet Corporation (formerly Powersoft Technologies, Inc.), which owns various industrial companies, from June 1994 until January 2001, and Chief Executive Officer thereof from June 1995 until January 2001; a Director of Intra-Asia Equities, Inc., a merchant banking company, since June 1993; Executive Director of Hua Jian International Finance Co., Ltd. from December 1994 until December 1996; and Chairman of the Board of American Pacific Bank since March 1988 and Chief Executive Officer thereof between April 1991 and April 1993.

        Robert H. Trapp has been a Director of the Company since May 1998. He has been a Director of eVision since December 1997 and its Managing Director since February 1998. Mr. Trapp was a Director of Heng Fung from May 1995 to May 2001; a Director of Inter-Asia Equities, Inc., a merchant banking company, since February 1995 and the Secretary thereof since April 1994; a Director, Secretary and Treasurer of Asia SuperNet Corporation (formerly, Powersoft Technologies Inc.), which owns various industrial companies, since May 1994; and the Canadian operational manager of Pacific Concord Holding (Canada) Ltd. of Hong Kong, which operates in the consumer products industry, from July 1991 until November 1997.

        Kwok Jen Fong has been a Director of the Company since May 1998. Mr. Fong has been a Director of eVision since February 1998 and a Director of Heng Fung since May 1995. Mr. Fong has been a practicing solicitor in Singapore for at least the last five years.

        Jeffrey M. Busch has been a Director of the Company since May 1998. Mr. Busch has been a practicing attorney for over five years. Mr. Busch was a Director of eVision from February 1998 to November 2001.

        Gary L. Cook has been a Director of the Company since 1998 and the acting Principal Financial and Accounting Officer and Treasurer since October 2000. From 1996 until June 2002, was Secretary, Treasurer and Chief Financial Officer of eVision and oversaw all accounting, internal and external reporting, treasury and cash management functions. Until June 2002, Mr. Cook was Treasurer of eBanker and Vice-President and Chief Financial Officer of AFFC. From 1994 to 1996, Mr. Cook was self-employed as the principal of a small venture where he researched, directed and managed the start up and development of a small business. From 1982 to 1994, he worked for KPMG LLP lastly of which he was a senior manager responsible for all auditing services for several clients in various financial and other industries. Mr. Cook also directed the training, management and evaluation of staff, developed and implemented accounting, financial reporting and Securities and Exchange Commission (“SEC”) reporting systems for major growth companies. Mr. Cook received a B.A. in Accounting from Brigham Young University in 1982 and is a member of the American Institute of Certified Public Accountants.

        Gordon E. Segal, M.D. has been a Director of the Company since April 1997. Since December 1995, he has been co-founder and principal of M & S Ventures, a privately held investment venture capital firm specializing in biotechnology and health care companies. From January 1992 to December 1995, Dr. Segal was a private venture capitalist. Dr. Segal received a B.A. degree in 1973 from Southern Methodist University and a M.D. degree in 1978 from the University of Tennessee. Dr. Segal is a licensed physician in New York and is a board-certified anesthesiologist.

        Gerald F. Willman, Jr. has been a Director of the Company and a Vice President of the Wyndgate division since May 1995 and was Chief Financial Officer from April through August 1998. Mr. Willman was director and then a Vice President of The Wyndgate Group, Ltd., from 1984 to 1995 and was responsible for the overall design and development of the products developed by The Wyndgate Group, Ltd., including research of new technologies. Prior to his employment at The Wyndgate Group, Ltd., he was employed as a development team leader at Systems Research, Inc. Mr. Willman received a B.S. degree from Hampden Sydney College and M.B.A. degree from National University.

        Tony T.W. Chan has been a Director of the Company since December 1999. Mr. Chan has been Chairman of the Board and Chief Executive Officer of eVision since August 1, 2002. From 1999 to August 1, 2001, Mr. Chan was the Chief Operating Officer and a Director of eVision. Mr. Chan also has been a Director of GMIHL and GMIL since June 2002. From 1998 to April 1999, Mr. Chan worked as an Investment Banker for Commerzbank, Global Equities, Hong Kong, involved in the establishment of a new regional business center in Hong Kong. From 1996 to 1998, Mr. Chan worked for Peregrine Derivatives specializing in Asian equity financial products. Mr. Chan received a Bachelor of Commerce degree in Finance with honors from the University of British Columbia. Mr. Chan is also a director of American Pacific Bank and eBanker.

        Thomas F. Marcinek was elected as President and Chief Operating Officer of the Company in March 1998. From 1994 until joining the Company, he was the President and owner of Prax Information Systems, Wantagh, New York, a practice management software consulting company. From 1990-1994, he was the President of the Data Technologies Group, a division of Henry Schein, Inc., Melville, New York. From 1985-1990, he was the Vice President of MIS for that same company.

        Soo Theng Lua has been a director of the Company since March 13, 2002. Mr. Lua has been Executive Chairman of ACPS Investments Pte Ltd, Singapore, which manages investments in manufacturing and securities, since December 2001. Mr. Lua also has been a Director since 1984, and was Managing Director and Principal Consultant from June 2001 to December 2001, of DL Management Consultants Pte Ltd, Singapore, which conducts financial and management consulting projects. From February 1997 to May 2001, he was Director (Institutional Sales) of Ong & Co Pte Ltd, Singapore, which markets and trades securities on the Singapore Exchange. Mr. Lua has been a member of the United Kingdom Chartered Institute of Management Accountants since 1973 and member of the Singapore Institute of Certified Public Accountants since 1973. Mr. Lua received a Bachelor’s Degree in Accountancy (B.Acc) from the then University of Singapore in 1973 (now known as National University of Singapore).

        David T. Chen has been a director of the Company since March 13, 2002. Mr. Chen has been a Director, the Chief Executive Officer and President of American Pacific Bank, Portland, Oregon since 1993, and was a Director of eBanker until January 2002. Mr. Chen received a B.A. in Public Administration from Taiwan National Chung-Hsin University in 1959, a M.A. in Political Science from the University of Oregon in 1966 and a B.A. in Math from the University of Washington in 1972.

Family Relationships.

        Mr. Tony T.W. Chan is the son of Mr. Fai H. Chan. Both are directors of the Company.

Involvement in Certain Legal Proceedings.

        Messrs. Robert H. Trapp, Gary L. Cook and Tony T.W. Chan are or were officers and/or directors of AFFC, a subsidiary of eVision and Heng Fung. In October 2001, AFFC filed a petition under Chapter 11 in the U.S. Bankruptcy Court in the Southern District of New York. In April 2002, the Chapter 11 petition was dismissed by the Court suggesting that a petition be re-filed under Chapter 7. A Chapter 7 petition has been filed by AFFC. Other than as set forth above, no event required to be reported hereunder has occurred with respect to any director during the last five years.

Board of Directors’ Meetings.

        The Company’s Board of Directors held 10 meetings during the Company's fiscal year ended December 31, 2001. Such meetings consisted of consent resolutions signed by all Directors and actual meetings at which a majority of the Directors were present in person or by telephone.

Audit Committee - Report.

        The Audit Committee acts as the liaison between the Board and our independent public accountants and management. The Audit Committee consists of Dr. Ruxin and Messrs. Fong and Trapp. A copy of the Amended and Restated Audit Committee Charter is attached to this Proxy Statement as Appendix A. None of the Audit Committee members are “independent directors” as defined in Rule 4200(a)(14) of the National Association of Securities Dealers (“NASD”) listing standards. The Audit Committee held one meeting during the fiscal year ended December 31, 2001.

        The following Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

        In conjunction with its activities during the fiscal year ended December 31, 2001, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management of the Company. The members of the Audit Committee have also discussed with the Company’s independent auditors the matters required to be discussed by Statement of Accounting Standards 61. The Audit Committee has received from the Company’s independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1, and has discussed with the auditors the auditor’s independence. Based on the foregoing review and discussions, the Audit Committee recommend to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended December 31, 2001.

The Audit Committee: Michael I. Ruxin, M.D. Kwok Jen Fong Robert H. Trapp

Compensation Committee - Report on Executive Compensation.

        Overview and Policies. The Compensation Committee consists of Dr. Ruxin and Mr. Busch and is responsible for developing and making recommendations to the Board with respect to the Company’s executive compensation policies. The Compensation Committee reviews salaries, bonuses, and other forms of compensation for officers and key employees of our Company and our subsidiaries, and establishes salaries, benefits, and other forms of compensation for new employees. The Compensation Committee then submits its recommendations to the full Board for final review and approval. Included in the Compensation Committee’s responsibility is the issuance of stock bonuses and stock options under our stock option/bonus plans. In addition, the Compensation Committee reviews other matters concerning compensation and personnel as our Board of Directors may request. The Compensation Committee did not hold any formal meetings during the fiscal year ended December 31, 2001.

        The objectives and policies of the Compensation Committee include:

(i)	designing our compensation to enable us to attract, retain, and reward highly qualified executives in a highly competitive industry;

(ii)	supporting the achievement of desired Company performance and total stockholder return; and

(iii)	aligning the executive officers’ interests with the success of the Company through the granting of stock options.

        Executive Officer Compensation Program. Our executive officer compensation program provides an overall level of compensation opportunity that is competitive with companies of comparable size and complexity. The Compensation Committee uses its discretion to set executive compensation where, in its judgment, external, internal or an individual’s circumstances warrant it. The Company’s executive officer compensation program is comprised of base salary, including deferred compensation based on cash flow, long-term incentive compensation in the form of stock options, and various benefits generally available to employees of the Company. The Compensation Committee believes that the executive officers and certain other employees should have a significant stake in our stock price performance under stock option and stock bonus programs which link executive compensation to stockholder return.

        Chief Executive Officer. Dr. Ruxin has served as the Company’s President, and subsequently as its Chief Executive Officer, since 1989. Dr. Ruxin’s annual base salary for 2000 of $194,750 was increased by the Board of Directors to $250,000 commencing in July 2001. In addition, the Board of Directors resolved to pay Dr. Ruxin $50,000 of his accrued 1999 salary increase, payable at the rate of $4,166 per month commencing in July 2001 for twelve months. No bonus was paid to Dr. Ruxin for 2001. The factors and criteria for the increase in salary and payment of deferred salary include: recognition of the exemplary work and meritorious services provided to the Company by Dr. Ruxin, and the Company's performance in fiscal year 2000.

        Compensation Committee Interlocks and Insider Participation. Dr. Ruxin is the Chief Executive Officer of the Company and, as a member of the Compensation Committee, participates in deliberations with the Company’s Board of Directors concerning executive officer compensation. The compensation of Dr. Ruxin and the Company’s other named executive officers are determined and approved by the entire Board of Directors.

The Compensation Committee: Michael I. Ruxin, M.D. Jeffrey M. Busch

        The report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Executive Committee.

        The Executive Committee was formed on August 27, 1998 and consists of Michael I. Ruxin, M.D. and Messrs. Fai H. Chan, Jeffrey M. Busch and Kwok Jen Fong. The Executive Committee discusses general matters and advises our Board with respect to the same. There were no Executive Committee meetings in 2001.

Scientific Advisory Committee.

        The Board of Directors has established a Scientific Advisory Committee to advise and consult with our Board of Directors as may be requested by our Board from time to time. Currently, the Scientific Advisory Committee consists of William C. Dickey, M.D., Ronald O. Gilcher, M.D., and Edward P. Scott, M.D. The Scientific Advisory Committee had no formal meetings in 2001. The members of the Scientific Advisory Committee do not receive any cash compensation for serving in that capacity, but each is reimbursed for any expenditures incurred on our behalf.

        William C. Dickey, M.D., Chairman of the Scientific Advisory Committee, has been the Medical Director, Chief Executive Officer and President of the Bonfils Blood Center, Denver, Colorado, since July 1990. From 1972 to 1974, he was the Director of the Blood Bank for Irwin Army Hospital, located in Texas, and from 1974 to 1991, he was the Director of the Blood Bank for St. Anthony Hospital, Denver, Colorado. He graduated from the University of Denver with a B.S. degree and received his M.D. degree from the University of Colorado School of Medicine. He was certified by the American Board of Pathology for Anatomic and Clinical Pathology in 1972, and is licensed to practice medicine in Colorado and Kansas.

        Ronald O. Gilcher, M.D. has been the President and Chief Executive Officer of the Sylvan N. Goldman Center, Oklahoma Blood Institute, Oklahoma City, Oklahoma, since 1990 and was the director thereof from 1979 to 1990. He served in the U.S. Army Medical Corps at Walter Reed Army Institute of Research, Washington, D.C. from 1968 to 1971, and from 1971 to the present, has been an assistant or associate professor at the University of Pittsburgh School of Medicine (1971 to 1979) and an adjunct professor and clinical associate professor at the University of Oklahoma School of Medicine (1979 to present). Dr. Gilcher graduated from the University of Pittsburgh with a B.S. degree in Chemistry, and received his M.D. degree from Jefferson Medical College. He was certified by the American Board of Internal Medicine for Internal Medicine (1969 and 1977) and by the American Board of Internal Medicine for Hematology (1972), and is licensed to practice medicine in Pennsylvania, Oklahoma and California.

        Edward P. Scott, M.D. has been the Medical Director and Chief Executive Officer of Lifeblood/Mid-South Regional Blood Center, Memphis, Tennessee from 1986 to present. Dr. Scott graduated from Mississippi State University in 1970 and received his M.D. degree from the University of Mississippi Medical School in 1973. He is certified by the American Board of Internal Medicine, the American Board of Pathology, Blood Banking (1981) and the American Board of Internal Medicine, Hematology (1982). He was a member of the American Association of Blood Banks Managerial Think Tank in 1989, and a member of its Standards Committee from 1993 to 1996. He is the author or co-author of numerous published medical journal articles, book chapters and abstracts.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Board of Directors of the Company has adopted resolutions that no business transaction, loan or advance will be made by the Company to any officer, director or holder of more than 5% of the Company’s common stock, or any affiliate thereof, unless it has been established that a bona fide business purpose exists, that all future transactions between the Company and its officers, directors, or principal shareholders, or any affiliate of any of such person, must be approved or ratified by a majority of the disinterested directors of the Company, and the terms of such transaction must be no less favorable to the Company than could have been realized by the Company in an arms-length transaction with an unaffiliated person. The Company believes that all ongoing transactions with the Company’s affiliates are on terms no less favorable than could be obtained from unaffiliated third parties.

        The Board of Directors of the Company adopted a resolution in July 1996 that provides that the areas of business in which the Company shall be interested for the purpose of the doctrine of corporate opportunities shall be the business of information management software products and services. Any business opportunity which falls within such areas of interest must be brought to the attention of the Company for acceptance or rejection prior to any officer or director of the Company taking advantage of such opportunity. Any business opportunity outside such areas of interest may be entered into by any officer or director of the Company without the officer or director first offering the business opportunity to the Company.

        Dr. Ruxin has personally guaranteed $650 thousand plus pro rata interest of the outstanding loan balance with eBanker associated with the November 19, 2000 Loan Agreement. The personal guarantee is limited to certain of Dr. Ruxin’s assets.

        In May 2002, the Company received $50 thousand from a Gordon Segal, a director, related to the sale of approximately 111 thousand shares of the Company’s common stock. In conjunction with the sale of the common shares, the related party received the right to approximately 27 thousand warrants to purchase the same number of common shares of the Company’s stock at $1.25 per share. These warrants are exercisable immediately and expire in May of 2007. These shares were sold and warrants issued on the same terms as those sold to a third party.

        During the seven months ended July 31, 2002, the Company’s Notes Receivable, related party balance increased $210 thousand as a result of funds advanced in the form of a promissory note to an entity controlled by a director of the Company, Jeff Busch. In addition, the Company’s CEO and Chairman, Michael I. Ruxin, also is on the board of directors of the entity controlled by Jeff Busch. As of July 31, 2002, the Company’s Board of Directors has independently approved borrowings to this entity totaling $370 thousand of which $290 thousand had been advanced as of July 31, 2002. The notes bear interest at 12% per year and mature in 2006.

        See also “Financing Agreements with Related Parties.”

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Based on information provided to the Company, it is believed that all of the Company’s directors, executive officers and persons who own more than 10% of the Company’s common stock were in compliance with Section 16(a) of the Exchange Act of 1934 during the last fiscal year, except as follows: (i) Fai H. Chan, Heng Fung and eCredit each failed to timely file two Forms 4 and one Form 5 with respect to six transactions involving securities of which they are indirect/beneficial owners; however, one of the transactions was disclosed on a timely filed Form 4 by the direct owner of the securities at issue; (ii) Online Credit, eVision and eBanker each failed to timely file one Form 4 and one Form 5 with respect to five transactions; and (iii) Gordon E. Segal failed to timely file two Forms 4 with respect to two transactions. It also has come to the Company’s attention that in addition to the Section 16(a) disclosures contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 1999, Fai H. Chan, Heng Fung and eCredit each failed to timely file two Forms 4 and one Form 5 with respect to four transactions involving securities of which they are indirect/beneficial owners during fiscal year 1999; however, these transactions were disclosed on timely filed Forms 4 by the direct owners of the securities at issue. No Forms 5 were filed by any of the officers, directors or 10% or more beneficial owners of the Company’s common stock during the last fiscal year. However, to the best of the Company’s knowledge, other than as set forth above, all transactions by such persons otherwise required to be filed on a form 5 were previously reported on a Form 4 and, therefore, no Form 5 was required to be file.

        In May 1998, in connection with the April 1998 Financing Agreements, Fai H. Chan, Heng Fung and certain affiliated persons and entities filed a Schedule 13D with the SEC to disclose their beneficial ownership of the Company’s common stock. Pursuant to the SEC Rule 13d-2(a), if there is a 1% or greater increase or decrease in the percentage of the class of securities beneficially owned by the reporting persons, an amendment to the Schedule 13D is required to be filed with the SEC. Since May 1998, Fai H. Chan, Heng Fung and their affiliates have periodically increased their beneficial ownership of the Company’s common stock by more than 1%. Although no amendments to the Schedule 13D have been filed, the transactions were disclosed on Forms 4 filed by Fai H. Chan, Online Credit and their affiliates. In addition, by virtue of eBanker’s exercise of warrants to purchase 8 million shares of the Company’s common stock in November 2000, Fai H. Chan, Online Credit and their affiliates now own over 50% of the Company’s common stock. Forms 4 have been filed with respect to this transaction and an amendment to the Schedule 13D with respect to all of the above-referenced transactions has been filed.

EXECUTIVE COMPENSATION

        The following table sets forth information regarding compensation paid to the Company’s Chief Executive Officer and the other executive officers of the Company who received in excess of $100,000 of salary and bonus from the Company during the three years ended December 31, 2001:

                                    Annual Compensation         Long-Term Compensation
                                    -------------------         ----------------------
                                                Bonuses     Restricted     Options &     All Other
Name and Principal Position   Year   Salary       ($)      Stock Awards      SARs       Compensation
---------------------------   ----   ------     -------    ------------    ---------    ------------
Michael I. Ruxin,             2001  $250,516                                     0       $16,866 (1)
Chairman and CEO              2000   194,750      ---           ---              0        13,964 (2)
                              1999    19,000      ---           ---      1,000,000        16,736 (3)

Tomas F. Marcinek             2001   163,539                                     0          5400 (4)
President and COO             2000   129,904      ---           ---              0         5,400 (5)
                              1999   125,000      ---           ---        500,000        10,871 (6)

Gerald F. Willman, Jr.        2001   105,000      ---           ---          ---            ---
Director and                  2000   105,142      ---           ---          ---            ---
Wyndgate Vice President       1999   100,000      ---           ---          ---            ---
International Business
Development

Alan K. Geddes                2000    98,752      ---           ---          ---           2,586 (7)
Vice President - Finance,     1999   125,000      ---           ---     200,000(9)        17,139 (8)
Chief Financial Officer
and Treasurer (through
July 17, 2000)
(1)	Dr. Ruxin received $5,912 per annum in life insurance premiums and a $913 per month car allowance.
(2)	Dr. Ruxin received $3,800 per annum in life insurance premiums and a $847 per month car allowance.
(3)	Dr. Ruxin received $3,800 per annum in life insurance premiums and a $1,078 per month car allowance.
(4)	Mr. Marcinek received a $450 per month car allowance during 2001.
(5)	Mr. Marcinek received a $450 per month car allowance during 2000.
(6)	Mr. Marcinek received a $450 per month car allowance and $5,471 for cost of an apartment in Sacramento, California for the first six months of 1999.

(7)	Mr. Geddes received a $431 per month car allowance during the first six months of fiscal year 2000. Mr. Geddes resigned from the Company on July 17, 2000.
(8)	Mr. Geddes received a $400 per month car allowance and $12,339 for cost of an apartment in Sacramento, California for the year 1999.
(9)	All of the Stock Options granted to Mr. Geddes were cancelled in accordance with their terms as of October 31, 2000.

Stock Option Plans and Other Issuances.

        In the second quarter of 2001, the Company adopted the 2001 Stock Option Plan (“2001 Plan”). The 2001 Plan provides for the issuance of options to purchase up to 15 million registered shares of common stock to employees, officers, directors and consultants of the Company. Options may be granted as incentive stock options or as nonqualified stock options. Only employees of the Company are eligible to receive Incentive Options. The 2001 Plan expires on December 28, 2010. As of December 31, 2001, options to purchase 80 thousand shares of the Company’s common stock at a weighted average exercise price of $0.96 per share through 2001 were outstanding under the 2001 Plan, of which 14 thousand options to purchase shares were exercisable.

        The Company’s Second Amended and Restated Stock Option Plan (Plan) provides for the issuance of options to purchase up to 2.2 million registered shares of common stock to employees, officers, directors and consultants of the Company. Options may be granted as incentive stock or as nonqualified stock options. Only employees of the Company are eligible to receive Incentive Options. The Plan expired on May 31, 2000. As of December 31, 2001, options to purchase 1.251 million shares of the Company’s common stock at a weighted average exercise price of $1.14 per share were outstanding under the Plan, of which 985 thousand options to purchase shares were exercisable.

        The Company also periodically grants options to purchase shares of restricted common stock. The shares underlying these options are not registered under the 1933 Act. As of December 31, 2001, there were options to purchase 4.927 million shares of common stock at a weighted average exercise price of $0.76 outstanding, of which 1.978 million were exercisable at December 31, 2001.

        In the second quarter of 2001, the Company amended the 1997 Stock Compensation Plan. The amended 1997 Stock Compensation Plan provides for the issuance of up to 1 million registered shares of common stock to employees, consultants and others involved in the Company’s business. A total of 200,000 shares of common stock of the Company have been issued or reserved for issuance under the Stock Compensation Plan as of December 31, 2001.

Option Grants Table .

        No options were granted to the Company’s Executive Officers during the year ended December 31, 2001.

Aggregated Option Exercises In 2001 And Year-End Option Values/Table.

                                                                           Value of
                                                                         Unexercised
                                                      Number of          In-the-Money
                                                     Unexercised          Options at
                         Shares                       Options at           Year-end
                        Acquired                       Year-end              ($)
    Name               on Exercise    Realized      Unexercisable     Unexercisable (1)
    ----               -----------    --------      -------------     ----------------

Michael I. Ruxin           ---           ---     250,000 / 2,000,000    $ 0 / 700,000

Thomas F. Marcinek         ---           ---      430,000 / 570,000        0 / 350,000

Gerald F. Willman, Jr.     ---           ---       130,000 / 20,000         0 / 0

Gary L. Cook               ---           ---       40,000 / 10,000          0 / 0
(1)	Based on the closing bid price of the Company's Stock of $0.70 per share on December 31, 2001.

No options were exercised during 2001 by the Company’s executive officers.

Long-Term Incentive Plan (“LTIP”) Awards Table.

        No long term incentive plan awards were granted by the Company to any of the executive officers or directors of the Company during the year ended December 31, 2001.

Compensation of Directors.

        Standard Arrangements. Members of the Company’s Board of Directors are not compensated in their capacities as Board members. However, the Company reimburses all of its officers, directors and employees for accountable expenses incurred on behalf of the Company. Currently, the Company does not pay any directors fees for attendance at Board meetings.

        Other Arrangements. During 2001, the Company issued 300 thousand shares of unregistered common stock to a director for services as a consultant. The Company recognized $203 thousand in compensation expense associated with these sales as the stock was issued for performance of services not associated with being a director. During 2000, the Company also authorized the issuance of 35 thousand common shares to a director in his capacity as Acting Principal Financial and Accounting Officer. Of the 35 thousand authorized shares, 7 thousand had been issued as of December 31, 2001. These shares will be issued at a rate of 7 thousand a year as they are earned. These shares were valued at $37 thousand, and $15 thousand in compensation expense was recognized during 2001 related to these shares. The Company has no other arrangements pursuant to which any director of the Company was compensated during the year ended December 31, 2001 for services as a director.

Employment Contracts and Termination of Employment and Change in Control Arrangements and Related Matters.

        On August 1, 1998, the Company entered into an employment agreement with Dr. Ruxin for a period of three years commencing August 1, 1998. The initial term of this agreement was extended for an additional two years beyond the initial term (creating a term of five years from August 1, 1998). Under the agreement, Dr. Ruxin receives a salary of $190 thousand per year and certain other fringe benefits. Dr. Ruxin’s employment agreement includes a cost-of-living increase, plus any other increase which may be determined from time to time at the discretion of the Company’s Board of Directors. In July 2001, the Board of Directors authorized an increase in Dr. Ruxin’s salary to $250 thousand per year. Dr. Ruxin’s employment under the employment agreement may be terminated by Dr. Ruxin upon the sale by the Company of substantially all of its assets, a decision by merger or consolidation of the Company to terminate its business and liquidate its assets, the Company with another entity or an agreement to such a merger or consolidation or any other type of reorganization, or if the Company makes a general assignment for the benefit of creditors, files for voluntary bankruptcy or if a petition for the involuntary bankruptcy of the Company is filed in which an order for relief is entered and remains in effect for a period of thirty days or more, or if the Company seeks, consents to, or acquiesces in the appointment of a trustee, receiver or liquidator of the Company or any material part of its assets. Dr. Ruxin’s employment under the employment agreement also may be terminated by reason of Dr. Ruxin’s death or disability or for cause as set forth in the employment agreement. If the Company for any reason other than cause or permanent disability terminates the agreement, the Company must pay Dr. Ruxin compensation, benefits and incentives at the rate in effect at termination for twenty-four months following the date of termination. Pursuant to Dr. Ruxin’s Employment Agreement, the Company authorized the issuance to Dr. Ruxin of a nonqualified stock option to purchase 1 million shares of the Company’s common stock at $0.75 per share, exercisable when the Corporation’s annual audited financial statements reflect earnings of $0.01 per share, or after a vesting period of sixty months. The options expire 10 years from the date of grant.

        On August 1, 1998, the Company also entered into an employment agreement with Thomas F. Marcinek for a period of three years commencing August 1, 1998. The initial term of this agreement was extended for an additional two years beyond the initial term (creating a term of five years from August 1, 1998). Under the agreement, Mr. Marcinek receives a salary of $125 thousand per year and certain other fringe benefits. Mr. Marcinek’s employment agreement includes an annual cost-of-living increase, plus any other increase which may be determined from time to time at the discretion of the Company’s Board of Directors. In January 2002, Mr. Marcinek’s salary was increased to $175 thousand per year. The agreement also contains non-solicitation and annual incentive compensation provisions, subject to Board of Directors approval.

        Pursuant to the agreement in 1998, Mr. Marcinek received incentive stock options under the Company’s Stock Option Plan, as amended, to purchase an aggregate of 350 thousand shares of the Company’s common stock. The options vest at the rate of 20% per year over a period of five years. If the Company (i) sells substantially all its assets, or (ii) merges or consolidates with another entity or otherwise reorganizes or (iii) terminates Mr. Marcinek for any reason other than for cause prior to the expiration of the agreement, then the entire 350 thousand in options shall become 100% vested and immediately exercisable.

        Mr. Marcinek may terminate his employment under the employment agreement under the same circumstances as set forth in Dr. Ruxin’s employment agreement. If the Company for any reason other than cause or permanent disability terminates Mr. Marcinek’s employment agreement, the Company must pay Mr. Marcinek compensation, benefits and incentives at the rate in effect at termination for twelve months following the date of termination.

        During 1999, the Board of Directors approved salary increases for Ruxin and Marcinek. The increases range from 15% to 20% and are payable effective August 1, 1999, when the Company has achieved positive cash flow from operations. The Board of Directors also approved bonuses in amounts of $50 thousand and $25 thousand for Ruxin and Marcinek, respectively, payable when the Company has achieved positive cash flow from operations and approval of the Board of Directors. In July 2001, the Board of Directors authorized payment of a portion of the accrued salary increases to Dr. Ruxin and Mr. Marcinek. The Board of Directors authorized that $50 thousand be paid to Dr. Ruxin and $25 thousand be paid to Mr. Marcinek of the accrued salaries due them. During 2001, Dr. Ruxin was paid approximately $27 thousand of the accrued salary increase due him and Mr. Marcinek was paid approximately $14 thousand of the accrued salary due him. The remaining $34 thousand unpaid balance of the accrued salary increase payments authorized by the Board of Directors in July 2001 will be paid during 2002.

Performance Graph.

        The following chart compares the cumulative total shareholder return on the Company’s common stock based on the closing bid price of the Company’s common stock since March 13, 1997, the first day the stock was publicly traded, with the cumulative total returns for the Nasdaq Computer and Data Processing Services Stocks Index (“Nasdaq Computer Index”) and the Nasdaq Composite Index (“Nasdaq”), over the same period. The comparison assumes $100 invested in the Company’s common stock and in each of the foregoing indices and assumes reinvestment of dividends, if any. The stock price performance shown on the chart is not necessarily indicative of future performance.

                                      Nasdaq
        Date      Global Med       Computer Index     NASDAQ
     _______________________________________________________

      3/13/1997      $100              $100            $100
     12/31/1997       $39              $121            $121
     12/31/1998       $23              $221            $170
     12/31/1999       $17              $454            $315
     12/31/2000       $11              $253            $192
     12/31/2001       $18              $191            $151

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

        The Board of Directors has selected Ehrhardt Keefe Steiner & Hottman PC to serve as independent accountants and auditors for the fiscal year ending December 31, 2002. Ehrhardt Keefe Steiner & Hottman PC examined the financial statements of the Company for the fiscal year ended 2001. The Board of Directors considers Ehrhardt Keefe Steiner & Hottman PC to be well qualified.

        Although it is not required to do so, the Board of Directors is submitting its selection of the Company’s independent accountants and auditors for ratification at the Annual Meeting in order to ascertain the views of shareholders regarding such selection. If the selection is not ratified, the Board of Directors may reconsider its selection.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE COMPANY’S SHAREHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF EHRHARDT KEEFE STEINER & HOTTMAN PC TO EXAMINE THE CONSOLIDATED FINANCIAL STATEMENTS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.

        It is the intention of the persons named in the accompanying form of Proxy to vote the shares represented thereby in favor of such ratification unless otherwise instructed in such Proxy.

        The Company does not anticipate having a representative of Ehrhardt Keefe Steiner & Hottman PC at the Annual Meeting or that such representative will be available to answer any questions or make a presentation.

CHANGES IN REGISTRANT’S INDEPENDENT ACCOUNTANTS

        On May 31, 2001, Deloitte & Touche LLP, upon being informed by the Company of their eventual dismissal, resigned as independent accountants to the Company. Deloitte & Touche LLP acted as the independent accountants for the Company for the years ended December 31, 2000 and 1999. Deloitte & Touche LLP was appointed as independent accountants on September 13, 1999. The Company appointed Ehrhardt Keefe Steiner & Hottman PC (EKS&H) as its independent accountants, effective June 6, 2001. Prior to engaging EKS&H, the Company had not consulted with EKS&H with regard to any matter concerning the application of accounting principles to any specific transactions, either completed or proposed, or the type of audit opinion that might be rendered with respect to the Company’s financial statements. Deloitte & Touche LLP’s reports on the Company’s financial statements for the fiscal years ended December 31, 2000 and 1999 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended by the Audit Committee and approved by the Company’s Board of Directors. It was the opinion of the Audit Committee and the Board of Directors that the fee structure and service of EKS&H, a regional firm located in Denver, Colorado, would be more conducive to the needs of the Company.

        During the Company’s fiscal years ended December 31, 2000 and 1999, and the subsequent interim period up to the date of the change in independent accountants, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Deloitte & Touche LLP, would have caused Deloitte & Touche LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports.

ACCOUNTING FEES AND RELATED MATTERS

Audit Fees.

        The aggregate fees billed by Deloitte & Touche LLP and EKS&H for professional services rendered for the audit of the Company’s annual financial statements for fiscal year ended December 31, 2001, including auditor consents and the reviews of the financial statements included in the Company’s Forms 10-Q for that fiscal year, were $53,294.

Financial Information System Design.

        During fiscal year end December 31, 2001, EKS&H did not bill any fees for (i) directly or indirectly operating, or supervising the operation of, the Company’s information system or managing the Company’s local area network or (ii) designing or implementing a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements taken as a whole.

All Other Fees.

        During fiscal year ended December 31, 2001, no fees were billed by EKS&H for services other than as set forth above.

Audit Committee Consideration.

        The Audit Committee has not considered whether the provision of services other than in connection with the audit of the Company’s financial statements is compatible with maintaining EKS&H’s independence because no services other than in connection with the audit of the Company’s financial statements are performed by EKS&H.

LEGAL PROCEEDINGS

        The Company is not a party to any legal proceedings which management believes to be material, and there are no such proceedings which are known to be contemplated. The foregoing notwithstanding, on September 8, 2000, a law suit was filed in the United States District Court for the Southern District of New York, Case No. 00 CIV. 6769, against certain shareholders and directors of the Company, including, eVision, eBanker, AFFC, Fai H. Chan, Tony T.W. Chan, Robert Trapp, Kwok Jen Fong, Jeffrey M. Busch, Gary L. Cook and other officers and directors of these entities for alleged misrepresentations and/or omissions of material facts in private offering memoranda, communications with shareholders, and in eVision’s Annual Report on Form 10-K, in violation of Sections 10(b) and Rule 10b-5 of the 1934 Act. Among other items, the plaintiffs were seeking compensatory damages of no less than $70 million. On March 19, 2001, the United States District Court dismissed the lawsuit in response to a motion to dismiss filed by the defendants on December 7, 2000. The plaintiffs filed an appeal of the dismissal with the United States Court of Appeals for the Second Circuit which was dismissed on July 9, 2002. The defendants intend to vigorously defend any additional appeal, if filed.

SHAREHOLDER PROPOSALS TO BE PRESENTED

AT THE NEXT ANNUAL MEETING

        Shareholders interested in presenting a proposal for consideration at the Company’s Annual Meeting of Shareholders to be held on or about July 23, 2003 (the “2003 Annual Meeting”) may do so by following the procedures prescribed in Rule 14a-8 under the 1934 Act. Shareholder proposals for the 2003 Annual Meeting must be received by the Company’s Secretary within a reasonable time prior to the mailing of the proxy statement for the 2003 Annual Meeting, but no later than February 10, 2003. Further, proxies that confer discretionary authority will not be able to be voted on shareholder proposals which shareholders do not request be included in the Company’s proxy statement to be used in connection with the Company’s 2003 Annual Meeting if, by April 25, 2003, the stockholder provides the Company with advance written notice of such proposal. Therefore, if a stockholder fails to so notify the Company of such a stockholder proposal by April 25, 2003, proxies that confer discretionary authority will be able to be voted when the proposal is presented at the 2003 Annual Meeting.

        A shareholder submitting a proposal is required to have continuously held at least $2,000 in market value, or 1% of the company’s common stock entitled to be voted on the proposal at the 2003 Annual Meeting for at least one year by the date the proposal is submitted to the Company. Further, such shareholder must continue to own at least that amount of the Company’s common stock through the date on which the 2003 Annual Meeting is held.

2001 ANNUAL REPORT TO SHAREHOLDERS

        A copy of the Company’s 2001 Annual Report to Shareholders is included with this Proxy Statement. The Company will provide without charge to each person who receives a copy of this Proxy Statement, but does not receive a copy of the Company’s Annual Report to Shareholders, a copy of the Company’s Annual Report on Form 10-K, including financial statements and the financial statement schedules for the fiscal year ended December 31, 2001. A request for a copy of such Annual Report should be sent to Kim Geist, Secretary, Global Med Technologies, Inc., 12600 West Colfax, Suite C-420, Lakewood, Colorado 80215, and must set forth a good faith representation that, as of September 6, 2002, the record date for the Annual Meeting, the person making such request was a beneficial owner of shares of the Company’s common stock. The exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2001 also may be obtained by any shareholder by written request to Kim Geist. Each person making any such request will be required to pay a fee of $0.25 per page to cover the Company’s expenses in furnishing such exhibits.

TRANSACTION OF OTHER BUSINESS

        At the date of this Proxy Statement, the only business which the Board of Directors intends to present or knows that others will present at the Annual Meeting is as set forth above. If any other matter or matters are properly brought before the Annual Meeting, or any continuation, postponement or adjournment thereof, it is the intention of the persons named in the accompanying form of Proxy to vote the Proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors Michael I. Ruxin, M.D. Chairman of the Board and Chief Executive Officer

Notice Date: September 11, 2002

APPENDIX A

GLOBAL MED TECHNOLOGIES, INC.
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

        The Audit Committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

        In meeting its responsibilities, the Audit Committee is expected to:

        1. Provide an open avenue of communication between the independent accountant and the board of directors and the financial management of the Company.

        2. Review and update the Committee’s charter annually.

        3. Recommend to the board of directors the independent accountants to be nominated, approve the compensation of the independent accountant, review and evaluate the performance of the independent accountant and approve the discharge of the independent accountant, where appropriate.

        4. Confirm and assure the independence of the independent accountant, including a review of management consulting services and related fees provided by the independent accountant, requesting a formal written statement delineating all relationships between the independent accountant and the Company, consistent with Independence Standards Board Standard 1, recommending to the board of directors appropriate action to ensure the independence of the independent accountant.

        5. Inquire of management and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the Company.

        6. Consider, in consultation with the independent accountant, the audit scope and plan of the independent accountant.

        7. Consider with management and the independent accountant the rationale for employing audit firms other than the principal independent accountant.

        8. Review with management and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

        9. Consider and review with the independent accountant and the financial management of the Company:

                 (a) The adequacy of the Company's internal controls including computerized information system controls and security.

                 (b) Any related significant findings and recommendations of the independent accountant together with management's responses thereto.

        10. Review with management and the independent accountant at the completion of the annual examination:

                 (a) The Company’s annual financial statements and related footnotes.

                 (b) The independent accountant’s audit of the financial statements and its report thereon.

                 (c) Any significant changes required in the independent accountant’s audit plan.

                 (d) Any serious difficulties or disputes with management encountered during the course of the audit.

                 (e) Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

        11. Consider and review with management:

                 (a) Significant findings during the year and management's responses thereto.

                 (b) Any difficulties encountered in the course of the audits, including any restrictions on the scope of the work or access to required information.

                 (c) Any changes required in the planned scope of the audit plan.

        12. Review the Company’s quarterly financial statements and, if appropriate, ask questions of management and auditors, and review the Company’s quarterly reports prior to filing with the Securities and Exchange Commission (“SEC”).

        13. After the review of the quarterly reports, each Audit Committee member shall execute the form of memorandum attached hereto which will indicate that each Audit Committee member has read the Form 10-Q and to his/her knowledge, there are no outstanding issues, financial or otherwise.

        14. Review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets, and consider the results of any review of those areas by the independent accountant.

        15. Review legal and regulatory matters that may have a material impact on the financial statements, related Company compliance policies, and programs and reports received from regulators.

2

        16. Meet with the independent accountant and management in separate executive sessions to discuss any matters that the Committee or these groups believe should be discussed privately with the Audit Committee.

        17. Report Committee actions to the board of directors with such recommendations as the Committee may deem appropriate.

        18. Prepare a letter for inclusion in the annual report that describes the Committee’s composition and responsibilities, and how they were discharged.

        19. Prepare a report, as prescribed by SEC Rules, to be included in the Company’s annual proxy or information statement, stating, among other things:

                 (a) whether the Committee has reviewed and discussed the audited financial statements with management;

                 (b) whether the Committee has discussed with the independent accountant the matters required to be discussed by SAS 61, as modified or supplemented;

                 (c) whether the Committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board Standard No. 1, as may be modified or supplemented;

                 (d) whether the Committee has discussed with the independent accountant the independent accountant’s independence;

                 (e) whether, based upon the review and discussions in subparagraphs a. through d., above, the Committee recommended to the board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC; and

                 (f) the name of each member of the Committee below the above information in the Report.

        20. The Audit Committee shall consult with the independent accountant to ensure that the independent accountant reviews the financial information included in the Company’s Quarterly Reports on Form 10-Q prior to the Company’s filing such reports with the SEC.

        21. The Audit Committee shall have the power to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Committee shall be empowered to retain independent counsel, accountants, or others to assist it in the con-duct of any investigation.

        22. The Committee shall meet at least one time per year or more frequently as circumstances require. The Committee may ask members of management or others to attend such meetings and provide pertinent information as necessary. Attendance at such meetings may be in person or by telephone.

3

        23. The Committee will perform such other functions as assigned by law, the Company’s charter or bylaws, or the board or directors.

        The membership of the Audit Committee shall consist of at least two members, who shall be members of the board of directors and shall serve at the pleasure of the board of directors. Audit Committee members and the Committee chairman shall be designated by the full board of directors.

        The duties and responsibilities of a member of the Audit Committee are in addition to those duties set out for a member of the board of directors.

4

MEMORANDUM

To:	Michael I. Ruxin, M.D. Chairman and CEO Global Med Technologies, Inc.

From:	(Name of Audit Committee Member)

Date:	____________________

Re:	Audit Committee Review of Form 10-Q

________________________________________________________________________________

I have reviewed the _________________, 20__ Form 10-Q for Global Med Technologies, Inc. and hereby indicate that I have determined that the Form 10-Q is consistent with the information contained in the financial statements, and there are no outstanding issues, financial or otherwise.

___________________________________ Date:_______________________________

APPENDIX B

GLOBAL MED TECHNOLOGIES, INC.

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, OCTOBER 24, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        KNOW ALL MEN BY THESE PRESENTS: That the undersigned shareholder of Global Med Technologies, Inc. (the “Company”) hereby constitutes and appoints Michael I. Ruxin, M.D. and Kim Geist, or either of them, as attorneys and proxies to appear, attend and vote all of the shares of the common stock of Global Med Technologies, Inc. standing in the name of the undersigned at the Annual Meeting of Shareholders of Global Med Technologies, Inc., to be held at the office of Gorsuch Kirgis LLP, Tower I, Suite 1000, 1515 Arapahoe Street, Denver, CO 80202, on Thursday, October 24, 2002, at 8:30 a.m. Mountain Time, and at any adjournment or adjourments thereof. Management will vote its proxies to adjourn the meeting, if necessary, to insure that sufficient votes are obtained. The following matters are proposed by the Company:

PROXY

1.	A proposal to elect the following Directors: Class I Directors shall serve a term of three years and include Michael I. Ruxin, M.D., Jeffrey M. Busch, Fai H. Chan, and Tony T.W. Chan; Class II Directors shall serve a term of two years and include Gordon E. Segal, Kwok Jen Fong, and David Chen; and Class III Directors shall serve a term of one year and include Robert H. Trapp, Gary L. Cook, Gerald F. Willman, Jr., and Lua Soo Theng. At each annual meeting after 2002, directors will be elected to succeed those directors whose terms then expire, and each person so elected will serve for a three-year term. (Each shareholder entitled to vote at the meeting has the right to vote the number of shares held by him for each of the Director nominees. Election of the Director nominees requires the affirmative vote of a majority of the votes cast at the Annual Meeting.)

For all nominees

Withhold authority to vote for all nominee(s)

Withhold authority to vote for nominee(s) named below:

________________________________________________________________________________

________________________________________________________________________________

2.	A proposal to ratify the selection of Ehrhardt, Keefe, Steiner & Hottman, PC as independent auditors of the Company for the year ended December 31, 2002.

For Against

3.	Such other business as may properly come before the Meeting, or any adjournment or adjournments thereof.

THE SHARES REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED HEREON WITH RESPECT TO PROPOSALS ONE AND TWO. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED HEREBY WILL BE VOTED FOR PROPOSALS ONE AND TWO. IF AUTHORITY IS NOT WITHHELD WITH RESPECT TO ANY OR ALL OF THE NOMINEES, AUTHORITY FOR THE PROXIES TO VOTE FOR SUCH NOMINEES SHALL BE DEEMED GIVEN. THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

Please check if you intend to be present at the Annual Meeting.

Please mark, date and sign your name exactly as it appears hereon and return the Proxy in the enclosed envelope as promptly as possible. It is important to return this Proxy properly signed in order to exercise your right to vote if you do not attend the Meeting and vote in person. When signing as agent, partner, attorney, administrator, guardian, trustee or in any other fiduciary or official capacity, please indicate your title. If stock is held jointly, each joint owner must sign.

Date:______________________________________, 2002	______________________________________________ Address if different from that on label:

______________________________________________ Signature(s)	______________________________________________ Street Address

______________________________________________ Print Name	______________________________________________ City, State and Zip Code

______________________________________________ Number of Shares